EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102805) pertaining to the Capital Accumulation Plan of our report dated April 16, 2004, with respect to the financial statements and schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended October 25, 2003.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
April 16, 2004